UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

WARNER BROS. DISCOVERY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On March 26, 2026, Warner Bros. Discovery, Inc. (“WBD”) filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Agreement and Plan of Merger, dated as of February 27, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among WBD, Paramount Skydance Corporation, a Delaware corporation (“PSKY”), and Prince Sub Inc., a Delaware corporation and wholly owned subsidiary of PSKY, which provides for the acquisition of WBD by PSKY (the “Merger”). A special meeting of WBD stockholders will be held virtually on April 23, 2026, at 10:00 a.m. Eastern Time, to vote on the proposal to adopt the Merger Agreement and a certain other proposal, as disclosed in the Proxy Statement.

On April 2, 2026, the complaint (the “Complaint”) captioned Donna Nicosia v. Samuel Di Piazza, Jr. et al., Index No. 150851/2026 (N.Y. Sup. Ct. Apr. 2, 2026) was filed in the Supreme Court of the State of New York, County of Richmond. The Complaint names as defendants WBD, the members of the WBD board of directors, and PSKY, and alleges, among other things, claims for negligence and negligent misrepresentation for disseminating an allegedly false and misleading proxy statement. The Complaint seeks, among other things, corrective disclosure to the Proxy Statement and to enjoin and/or rescind the WBD stockholder vote on the Merger Agreement.

In addition, as of the date of this filing, WBD has received 15 demand letters from purported stockholders of WBD in connection with the Merger (the “Demand Letters”). The Demand Letters generally allege that the Proxy Statement omitted purportedly material information that rendered it false and misleading or otherwise had disclosure deficiencies in violation of federal securities laws. The Demand Letters demand corrective disclosure to the Proxy Statement.

WBD may receive additional stockholder demand letters and additional complaints related to the Merger may be filed in the future. The outcome of any future litigation is uncertain.

WBD denies the allegations in the Complaint and the Demand Letters and believes that the claims asserted in the Complaint and the Demand Letters are without merit and that no supplemental disclosure is required under applicable laws. However, in order to reduce the burden, inconvenience, expense, risk and disruption of potential litigation, and without admitting liability or wrongdoing, WBD has determined to voluntarily supplement the Proxy Statement by providing the additional information presented below. Nothing in these supplemental disclosures shall be deemed an admission of the legal necessity or materiality of any supplemental disclosures under applicable laws.

The board of directors of WBD continues to recommend unanimously that you vote “FOR” the proposals being considered at WBD’s special meeting of stockholders.

The information contained in this supplement is incorporated by reference into the Proxy Statement. All page references in this supplement are to pages of the Proxy Statement, and all terms used in this supplement, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement. The following information should be read in conjunction with the Proxy Statement, which should be read in its entirety. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement shall supersede or supplement such information in the Proxy Statement.

SUPPLEMENTAL DISCLOSURE

The disclosure on page 44 of the Proxy Statement in the section entitled “The Merger—Background of the Merger” is hereby supplemented by amending and restating the second full paragraph on page 44 as follows (with new text underlined):

On November 10, 2025, PSKY and WBD executed a non-disclosure agreement, and PSKY was provided with access to WBD’s virtual data room containing documents and information with respect to WBD. The non-disclosure agreements entered into with PSKY, Netflix, Company A and Company B each included a customary standstill provision, which would terminate in the event, among other things, WBD entered into a binding definitive agreement with respect to certain transactions, including the Original Netflix Merger Agreement and the Merger Agreement. None of the non-disclosure agreements included “don’t ask, don’t waive” provisions.

The disclosure on page 55 of the Proxy Statement in the section entitled “The Merger—Background of the Merger” is hereby supplemented by amending and restating the fifth full paragraph on page 55 as follows (with new text underlined and deleted text stricken):

Also at its December 23, 2025 meeting, the WBD Board decided to establish an ad hoc transaction committee with Messrs. Paul Gould, Joey Levin, Anton Levy and Geoffrey Yang as initial members (the “Transaction Committee”) for the purposes of (i) providing oversight to WBD’s management and external advisors in the evaluation and negotiation of potential strategic transactions with Netflix or PSKY and (ii) facilitating the full WBD Board’s consideration of such transactions. The Transaction Committee did not have~~, with the~~ ultimate decision-making authority with respect to any such transactions, including to veto transactions, which authority remained~~ing~~ with the full WBD Board. The formation of the Transaction Committee was primarily for administrative convenience and the members of the Transaction Committee did not receive any additional compensation for service on the Transaction Committee.

The disclosure on pages 71 through 72 of the Proxy Statement in the section entitled “The Merger— Opinions of Allen & Company and J.P. Morgan—Opinion of Allen & Company LLC—Miscellaneous” is hereby supplemented by amending and restating the penultimate sentence of the last paragraph beginning on page 71 and continuing onto page 72 as follows (with new text underlined):

As the WBD Board was aware, in October 2025, Allen & Company received 167,743 shares of PSKY Class B Common Stock and cash proceeds in connection with the acquisition by PSKY of a company in which Allen & Company held a passive minority investment, which shares of PSKY Class B Common were issued subject to a 180-day lockup.

The disclosure on pages 76 through 77 of the Proxy Statement in the section entitled “The Merger—Opinions of Allen & Company and J.P. Morgan—Financial Analyses of Allen & Company and J.P. Morgan—Selected Public Companies Analysis” is hereby supplemented by amending and restating the first full paragraph on page 77 as follows (with new text underlined and deleted text stricken):

No company or business used in this analysis is identical to WBD nor, except for selected multiples applied in deriving implied equity value per share reference ranges, were individual multiples of the selected companies independently determinative of the results of such analysis. ~~and, a~~ Accordingly, an evaluation of the results of this analysis is not entirely mathematical; ~~R~~rather, this analysis involves complex considerations and judgments concerning differences in financial characteristics and other factors that could affect the public trading or other values of the companies or businesses to which WBD was compared.

The disclosure on pages 77 through 78 of the Proxy Statement in the section entitled “The Merger—Opinions of Allen & Company and J.P. Morgan—Financial Analyses of Allen & Company and J.P. Morgan—Selected Transactions Analysis” is hereby supplemented by amending and restating the last full paragraph on page 78 as follows (with new text underlined and deleted text stricken):

No company, business or transaction used in this analysis is identical to WBD or the Merger nor, except for selected multiples applied in deriving implied equity value per share reference ranges, were individual multiples of the selected transactions independently determinative of the results of such analysis. ~~and, a~~ Accordingly, an evaluation of the results of this analysis is not entirely mathematical; ~~R~~rather, this analysis involves complex considerations and judgments concerning differences in financial characteristics and other factors that could affect the acquisition or other values of the companies or businesses to which WBD and the Merger were compared.

The disclosure on page 79 of the Proxy Statement in the section entitled “The Merger—Opinions of Allen & Company and J.P. Morgan—Financial Analyses of Allen & Company and J.P. Morgan—Discounted Cash Flow Analyses” is hereby supplemented by amending and restating the first sentence of the first full paragraph on page 79 as follows (with new text underlined and deleted text stricken):

Discounted Cash Flow Analyses. Allen & Company and J.P. Morgan performed separate discounted cash flow analyses of WBD by calculating the estimated present value (as of December 31, 2025) of the ~~normalized~~ unlevered, after-tax free cash flows that WBD was forecasted to generate during the fiscal year ending December 31, 2026 through the fiscal year ending December 31, 2030 (normalized for changes in net working capital, depreciation and amortization, and capital expenditures in the terminal year) based on financial forecasts and estimates prepared by the management of WBD.

The disclosure on page 79 of the Proxy Statement in the section entitled “The Merger—Opinions of Allen & Company and J.P. Morgan—Financial Analyses of Allen & Company and J.P. Morgan—Discounted Cash Flow Analyses” is hereby supplemented by amending and restating the first and second sentences in the second full paragraph on page 79 as follows (with new text underlined):

Allen & Company calculated ranges of terminal values for WBD at the end of the forecast period by applying to the fiscal year December 31, 2030 estimated adjusted EBITDA of the Streaming & Studios Business provided by WBD management a selected range of adjusted EBITDA multiples, determined based on Allen & Company’s professional judgment, of 11.0x to 15.0x and applying to the fiscal year December 31, 2030 estimated adjusted EBITDA of the Discovery Global Business provided by WBD management a selected range of adjusted EBITDA multiples, determined based on Allen & Company’s professional judgment, of 4.5x to 5.0x. The present values (as of December 31, 2025) of the cash flows and terminal values were then calculated by Allen & Company using selected ranges of discount rates of 8.0% to 9.5% in the case of the Streaming & Studios Business and 6.75% to 8.0% in the case of the Discovery Global Business, which discount rates were derived from a weighted average cost of capital calculation.

The disclosure on page 79 of the Proxy Statement in the section entitled “The Merger—Opinions of Allen & Company and J.P. Morgan—Financial Analyses of Allen & Company and J.P. Morgan—Discounted Cash Flow Analyses” is hereby supplemented by amending and restating the first and second sentences in the third full paragraph on page 79 as follows (with new text underlined):

J.P. Morgan calculated ranges of terminal values by applying a selected range of perpetuity growth rates of 2.5% to 3.5% based on input provided by WBD management to the end of the forecast period for the Streaming & Studios Business and applying to the fiscal year December 31, 2030 estimated adjusted EBITDA of the Discovery Global Business provided by WBD management a selected range of adjusted EBITDA multiples, determined based on J.P. Morgan’s professional judgment, of 4.5x to 5.0x. The present values (as of December 31, 2025) of the cash flows and terminal values were then calculated by J.P. Morgan using selected ranges of discount rates of 8.5% to 9.5% in the case of the Streaming & Studios Business and 7.0% to 8.0% in the case of the Discovery Global Business, which discount rates were derived from a weighted average cost of capital calculation.

The disclosure in the section entitled “The Merger” is hereby supplemented by adding the following language as a new section immediately following the section entitled “The Merger—Opinions of Allen & Company and J.P. Morgan” ending on page 79 of the Proxy Statement:

Certain Information Regarding Evercore

Pursuant to the terms of Evercore’s engagement letter with WBD, WBD has agreed to pay Evercore a fee for its services in the amount of $55 million, all of which will be payable contingent upon the consummation of the Merger. Consistent with the terms of such engagement letter, Evercore was not requested to provide, and did not provide, any opinion as to the fairness of the Merger Consideration or any valuation for the purposes of assessing the fairness of the consideration in any proposed transaction. WBD has also agreed to reimburse Evercore for certain of its expenses and to indemnify Evercore against certain liabilities arising out of its engagement. During the two-year period prior to the date of the Merger Agreement, Evercore and its affiliates had provided financial advisory services to WBD unrelated to the Merger and had received fees for the rendering of these services in the amount of approximately $20 million. In addition, during the two-year period prior to the date of the Merger Agreement, Evercore and its affiliates had provided financial advisory services unrelated to the Merger to each of Redbird Capital Partners and National Amusements, Inc. (now known as Harbor Lights Entertainment, Inc.), an affiliate of PSKY, and had received fees for the rendering of these services in the amounts of approximately $1 million and less than $1 million, respectively. Further, during the two-year period prior to the date of the Merger Agreement, Evercore and its affiliates had provided financial advisory services unrelated to the Merger to a company in which Oracle was a significant shareholder and had received fees for the rendering of these services in the amount of approximately $35 million to $40 million. In addition, (i) Evercore and its affiliates are also engaged to provide investment banking advisory, capital markets and/or underwriting services to Redbird Capital Partners and/or its affiliates unrelated to Evercore’s engagement with WBD, which could result in fees less than the fees to be received from WBD in connection with Evercore’s engagement and (ii) Evercore and/or its affiliates are also having active discussions with Redbird Capital Partners and/or its affiliates to provide investment banking advisory, capital markets and/or underwriting services unrelated to Evercore’s engagement with WBD for which Evercore would expect to receive customary fees if Evercore is engaged and the transactions are consummated. During the two-year period prior to the date of the Merger Agreement, Evercore and its affiliates had not been engaged to provide financial advisory or other services to PSKY, Oracle, Lawrence J. Ellison, members of his family or the Ellison Trust and had not received any compensation from any such parties during such period. In addition, Evercore may provide financial advisory or other services to WBD, PSKY, Oracle, Lawrence J. Ellison, members of his family, the Ellison Trust, Redbird Capital Partners and their respective affiliates in the future, and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to WBD or its affiliates, PSKY, Oracle, and their respective affiliates or persons that are competitors, customers or suppliers of WBD. As of the date of the Merger Agreement, Evercore’s internal records reflected that Evercore did not own any direct equity interest in WBD, PSKY, Oracle or Redbird Capital Partners, but that one member of the Evercore deal team owned a de minimis amount of WBD Common Stock.

The disclosure on pages 90 through 91 of the Proxy Statement in the section entitled “The Merger—Interests of WBD’s Directors and Executive Officers in the Merger—Compensation Arrangements with PSKY and its Affiliates” is hereby supplemented by amending and restating the full paragraph beginning on page 90 as follows (with new text underlined):

Compensation Arrangements with PSKY and its Affiliates

As of the date of this proxy statement, none of our executive officers or directors have entered into any definitive agreement with PSKY or any of its affiliates regarding continued employment or directorships with PSKY, the surviving corporation or one or more of their affiliates. Additionally, other than as described in “—Background of the Merger,” none of PSKY’s proposals or indications of interest proposed or contemplated that WBD’s executive officers or directors would enter into agreements with PSKY or any of its affiliates (including the surviving corporation) regarding employment or directorships with, or compensation to be received from, PSKY or the surviving corporation following the Closing, nor did any such proposals or indications of interest propose, contemplate or obligate WBD’s executive officers or directors to purchase or participate in the equity of the surviving corporation. To the extent PSKY’s proposals or indications of interest contemplated continued employment or directorships with PSKY or any of its affiliates (including the surviving corporation) following the Closing for certain of WBD’s executive officers or directors, such matters were not considered by the WBD Board and did not result in further discussion with PSKY regarding employment or directorships. Prior to, or following the Effective Time, however, some or all of our executive officers or directors may discuss or enter into definitive agreements (which would take effect on or after the Effective Time) with PSKY or its affiliates regarding employment or directorships with, or the right to receive compensation and benefits from, PSKY or one or more of its affiliates (including the surviving corporation). In addition, pursuant to the Merger Agreement, as described in the section below titled “The Merger Agreement—Certain Employee Matters,” PSKY has agreed that it will cause the surviving corporation to provide, for a period of 12 months following the Effective Time, certain levels of compensation and benefits to each individual who is employed by WBD or any of its subsidiaries as of the Effective Time and continues to be employed with PSKY or any of its subsidiaries as of immediately following the Effective Time.

Forward-Looking Statements

Information set forth in this supplement, including financial estimates and statements as to the expected timing, completion and effects of the Merger, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially. Such estimates and statements include, but are not limited to, statements about the benefits of the Merger, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of WBD and PSKY and are subject to significant risks and uncertainties outside of our control.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: (1) the completion of the Merger may not occur on the anticipated terms and timing or at all; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger; (3) the risk that WBD stockholders may not approve the Merger; (4) the risk that the necessary regulatory approvals for the Merger may not be obtained or may be obtained subject to conditions that are not anticipated; (5) risks that any of the closing conditions to the Merger may not be satisfied in a timely manner; (6) risks related to litigation brought in connection with the Merger; (7) risks related to disruption of management time from ongoing business operations due to the Merger; (8) effects of the announcement, pendency or completion of the Merger on the ability of WBD to retain customers and retain and hire key personnel and maintain relationships with suppliers, distributors, advertisers, content providers, vendors and other business partners, and on its operating results and business generally; (9) negative effects of the announcement or the consummation of the Merger on the market price of WBD Common Stock; (10) risks related to the potential impact of general economic, political and market factors on the companies or the Merger; (11) inherent uncertainties involved in the estimates and assumptions used in the preparation of financial projections; (12) the ability to obtain or consummate financing or refinancing related to the Merger; and (13) the response of WBD or PSKY management to any of the aforementioned factors. Discussions of additional risks and uncertainties are contained in WBD’s and PSKY’s filings with the SEC, including their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the Proxy Statement filed by WBD in connection with the Merger. Neither WBD nor PSKY is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except to the extent required by applicable law. Persons reading this supplement are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

Important Information about the Merger and Where to Find It

This supplement may be deemed to be solicitation material in respect of the Merger. In connection with the Merger, WBD filed the Proxy Statement with the SEC. The Proxy Statement was first mailed to WBD stockholders on or around March 26, 2026. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement as well as other filings containing information about WBD and PSKY, without charge, at the SEC’s website, https://www.sec.gov. Free copies of the Proxy Statement and each company’s other filings with the SEC may also be obtained from the respective companies. Free copies of documents filed with the SEC by WBD will be made available on WBD’s investor relations website at https://ir.wbd.com. Free copies of documents filed with the SEC by PSKY will be made available on PSKY’s investor relations website at https://ir.paramount.com.

Participants in the Solicitation

WBD and PSKY and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the Merger. Information about the directors and executive officers of WBD is set forth in its Annual Report on Form 10-K filed with the SEC on February 27, 2026, under the heading “Executive Officers of Warner Bros. Discovery, Inc.,” and its definitive proxy statement filed with the SEC on April 23, 2025, under the heading “Proposal 1: Election of Directors.” Information about the directors and executive officers of PSKY is set forth in its Current Reports on Form 8-K filed with the SEC on August 7, 2025, September 16, 2025, January 14, 2026 and April 9, 2026, and in its Annual Report on Form 10-K filed with the SEC on February 25, 2026. Investors may obtain additional information regarding the interests of such participants by reading the Proxy Statement and other relevant materials regarding the Merger when they become available.